Contact: Dana Hambly, Vice President, Finance and Investor Relations
Phone: (615) 890-9100

NHI Announces the Appointment of Tracy M. J. Colden to the Board of Directors

MURFREESBORO, Tenn.--(May 3, 2022) – National Health Investors, Inc. (NYSE:NHI) announced that Tracy M.J. Colden will join the NHI Board of Directors effective June 1, 2022.

Ms. Colden has more than 30 years of experience in the hospitality and lodging industry and is currently General Counsel, Executive Vice President and Corporate Secretary with Playa Hotels & Resorts N. V. (NASDAQ: PLYA), a leading owner, operator and developer of all-inclusive resorts in Mexico and the Caribbean. Ms. Colden served as General Counsel, Executive Vice President and Corporate Secretary at Highland Hospitality Corporation and Crestline Capital Corporation. Prior to joining Crestline Capital, Ms. Colden was an Assistant General Counsel at Host Marriott Corporation (now Host Hotels & Resorts, Inc.) and was previously in private practice. Ms. Colden received her Bachelor of Business Administration from the University of Michigan and a Juris Doctor from the University of Virginia School of Law. Ms. Colden is a Certified Public Accountant (inactive) and is a member of the District of Columbia, Florida and Michigan (emeritus status) bars.

Eric Mendelsohn, NHI’s President, CEO and Board Member commented, “We are delighted to welcome Tracy to the NHI Board of Directors. Tracy’s extensive background in real estate with particular expertise in legal, governance, ESG and financial matters will immediately add value to our Company and shareholders. We look forward to the unique perspective she will bring to our Board.”

The addition of Ms. Colden will increase the total number of directors from seven to eight.

About NHI
Incorporated in 1991, National Health Investors, Inc. (NYSE: NHI) is a real estate investment trust specializing in sale-leaseback, joint-venture, mortgage and mezzanine financing of need-driven and discretionary senior housing and medical investments. NHI’s portfolio consists of independent, assisted and memory care communities, entrance-fee retirement communities, skilled nursing facilities, medical office buildings and specialty hospitals. For more information, visit www.nhireit.com.